UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2009

CHINA HEALTH INDUSTRIES HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-51060	86-0827216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Binbei Street, Songbei District, Harbin City Heilongjiang Province, People’s Republic of China
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-86-451 8989 1246

Copies to:
Benjamin Tan, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-K is to amend a small typographical error in the Company's earlier Current Report on Form 8-K filed on August 25, 2009.

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2009, the Company’s wholly-owned subsidiary, Harbin Humankind Biology Technology Co., Limited (“Harbin Humankind”), entered into a share transfer agreement with the shareholders of Heilongjiang Tiefeng Rice Company Limited (“Tiefeng”) to purchase all the equity interest of Tiefeng (“the Share Transfer Agreement”).

Pursuant to the Share Transfer Agreement, Harbin Humankind shall pay a total of RMB 102,600,000 (approximately $15 million) in cash for all the equity in Tiefeng as follows:

(i)	RMB 50,000,000 (approximately, $7.3 million) within 3 days of signing of the Share Transfer Agreement;
(ii)	RMB5,000,000 (approximately $700,000) as a deposit towards the purchase price; and
(iii)	The remainder RMB 47,600,000 (approximately, $7 million) within 7 days of the effective transfer of the equity interests to Harbin Humankind.

If the transfer of equity interest is not effected within 60 days from the date of the Share Transfer Agreement, the shareholders shall pay to Harbin Humankind 5% of the total purchase consideration as compensation to Harbin Humankind.  In addition, the shareholders shall pay liquidated damages of 0.04% of the total purchase consideration for every day of delay beyond the 60-day period and Harbin Humankind shall then have the right to terminate the Share Transfer Agreement forthwith.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA HEALTH INDUSTRIES HOLDINGS, INC.

Dated: August 26, 2009
	By:	/s/ Xin Sun
Name: Xin Sun
Title: Chief Executive Officer and Chief Financial Officer